Thursday, March 22, 2007
Piedmont Mining Company Signs Drilling Agreement

Reno, NV – March 22, 2007 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that it has signed a Drilling Agreement with Drift Exploration Drilling, Inc. and three other junior exploration companies. This Agreement, effective as of January 1, 2007, commits the use of one track-mounted reverse circulation drill rig with an experienced operator amongst these 4 exploration companies for the full year of 2007. This Agreement will ensure that Piedmont will have access to at least one drill rig to drill two or three of its properties in Nevada during 2007.

About Piedmont:

Piedmont is an exploration stage company, exploring for gold and silver exclusively in the state of Nevada. It has entered into earn-in agreements with experienced exploration groups on 6 gold and/or silver properties in Nevada. Its Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

The Company is including the following cautionary statement in this news release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Certain forward-looking statements herein involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions that are other than statements of historical facts. These forward-looking statements are based on various assumptions, many of which are based upon further assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will be achieved or accomplished.

Piedmont Mining Company, Inc. Reno, Nevada

www.piedmontmining.com